Exhibit (d)(6)

Execution Version

JUNE 16, 2022

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: Kenneth L. Custer

Re: Non-Disclosure	Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible transaction between Akouos, Inc. (collectively with its subsidiaries, “Sonata”), and Eli Lilly and Company (collectively with its subsidiaries, “Yodel”), Sonata and Yodel have requested, and each party is prepared to make available to the other, certain information concerning its business, operations, assets and liabilities. As a condition to such information being furnished, the Receiving Party (as defined below) agrees to treat any information concerning the Disclosing Party (as defined below) (whether prepared by the Disclosing Party, its Representatives (as defined below) or otherwise) which has been or is furnished to the Receiving Party (as defined below) or its Representatives by or on behalf of the Disclosing Party in connection with the consideration of a possible transaction with the other party (“Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions to the extent hereinafter set forth. As used in this letter agreement, (a) the term “Representatives” means, with respect to a party, such party’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors), but (unless otherwise agreed in advance in writing by the Disclosing Party) shall exclude current or potential financing sources, co-bidders and/or consortium or joint venture partners, (b) the term “Disclosing Party” means the party furnishing Evaluation Material (or on whose behalf Evaluation Material is furnished), (c) the term “Receiving Party” means the party to whom such Evaluation Material is furnished (including, without limitation, by furnishing to such party’s Representatives), (d) the term “person” means the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company or other entity or individual, and (e) the term “Derivative Security” means, with respect to any party, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any voting securities of such party (or any rights, options or other securities convertible into or exercisable or exchangeable for such voting securities or any obligations measured by the price or value of any voting securities of such party, including any swaps or other derivative arrangements).

The term “Evaluation Material” shall be deemed to include any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by the Receiving Party or its Representatives to the extent that they contain, reflect or are based upon, in whole or in part, any information furnished by the Disclosing Party or its Representatives pursuant hereto. The term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was within the possession of the Receiving Party prior to it being furnished to it pursuant hereto; provided that, to the Receiving Party’s knowledge at the time of receipt, such information was not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party; (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party or any of its Representatives; provided that, to the Receiving Party’s knowledge at the time of receipt, such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party; or (iv) was or is independently developed by the Receiving Party or others on its behalf without utilizing or referencing any Evaluation Material or violating any of the Receiving Party’s obligations under this letter agreement.

Each Receiving Party hereby agrees that it and its Representatives shall (a) hold in strict confidence (i) all Evaluation Material furnished by or on behalf of the Disclosing Party and (ii) the existence of this letter agreement, the fact that the Evaluation Material has been made available to it or its Representatives, that discussions or negotiations are taking place concerning a possible transaction involving the other party and the terms, conditions and other facts with respect thereto (including the status thereof) and (iii) the identity of the Disclosing Party (the information described in this clauses (ii) and (iii) collectively being referred to herein as the “Transaction Information”), (b) use the Evaluation Material solely for the purpose of evaluating, negotiating, consummating or advising with respect to a possible transaction with the other party (the “Permitted Purposes”), and (c) not disclose to any person any Transaction Information or Evaluation Material, except that (i) subject to the following sentence, the Receiving Party and its Representatives may disclose Evaluation Material and Transaction Information to the Receiving Party’s Representatives who need to know such information for a Permitted Purpose and who are informed of the confidential nature of such information and the terms of this letter agreement and are required or otherwise agree to hold such information and the terms of this letter agreement in confidence and (ii) a party may otherwise disclose Transaction Information to the extent its counsel shall have advised it that such disclosure must be made by it in order that it not commit a violation of any law, rule, regulation or stock exchange requirement (in which case such party will, to the extent permitted by applicable law, give the other party at least 24 hours advance notice of such planned disclosure, with a copy of the proposed text of the disclosure).

The Receiving Party shall be responsible for any breach of this letter agreement by any of its Representatives as if they were parties hereto, and the Receiving Party agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material or Transaction Information.

In the event that the Receiving Party or any of its Representatives is requested or required (including by oral questions, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the Receiving Party or a stock exchange on which its securities are traded) to disclose any of the Evaluation Material, the Receiving Party shall, except to the extent prohibited by law, provide the Disclosing Party with reasonably prompt written notice of any such request or requirement so that the Disclosing Party may seek, at the Disclosing Party’s expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. The Receiving Party will (and will instruct its Representatives to) cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any attempt to obtain such a protective order or remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless required to disclose Evaluation Material to any tribunal or other entity, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which is legally requested or required to be disclosed, provided that the Receiving Party exercises its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Disclosing Party, at the Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material, it being understood, however, that the Receiving Party shall not be required to initiate any litigation or other judicial process to protect such Evaluation Material pursuant to this letter agreement. In no event shall the Receiving Party, or any of its Representatives, oppose an action by the Disclosing Party to obtain a protective order, motion to quash and/or other relief to prevent the production or disclosure of Evaluation Material or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the information so disclosed.

At any time upon the written request of the Disclosing Party for any or no reason, the Receiving Party will promptly (and in no event later than ten business days after such request) return to the Disclosing Party or at the Receiving Party’s election destroy all Evaluation Material (and all copies thereof, including any stored in any computer, electronic or similar device) and the Receiving Party and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material (including any materials prepared by the Receiving Party or its Representatives that constitute Evaluation Material). Notwithstanding the foregoing, (a) neither the Receiving Party nor its Representatives shall be required to destroy electronic copies of any Evaluation Material that are created pursuant to such person’s standard electronic backup and archival procedures; and (b) the Receiving Party’s legal department may retain one copy of Evaluation Material for use in any subsequent litigation between the parties or to the extent required or advisable for compliance with applicable laws, regulations, professional standards or internal compliance or security policies. Notwithstanding the return or destruction of the Evaluation Material, or any permitted retention thereof as described in this paragraph, the Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder. In addition, the Receiving Party will cause an authorized officer to confirm in writing to the Disclosing Party promptly (but in no event later than ten business days following the above referenced notification) that the Receiving Party and its Representatives have complied with their respective obligations under this paragraph.

The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, regarding the Evaluation Material, including as to the accuracy or completeness thereof. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to the Receiving Party or any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, and the Receiving Party agrees that the Disclosing Party has no duty to disclose any Evaluation Material to the Receiving Party or its Representatives; provided that nothing in this letter agreement shall be deemed to limit any representation, warranty, right, remedy or obligation of either party under any definitive agreement entered into by the parties (or any rights of either party in respect of any of the foregoing). Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. As between the Disclosing Party and the Receiving Party, all Evaluation Material shall remain the property of the Disclosing Party, and nothing in this letter agreement, nor any disclosure to the Receiving Party of any Evaluation Material, shall be construed as granting to the Receiving Party any license or other rights of any kind or nature in, to or under the Evaluation Material (except for the limited use rights expressly granted to the Receiving Party by this letter agreement) or any patents, copyrights, trademarks, trade secrets or other intellectual property protecting or relating to the Evaluation Material.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, the work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, the work product doctrine or any other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, the work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement and the joint defense doctrine.

Other than with the other party’s prior written consent, each party agrees that all communications regarding a possible transaction between the parties, all requests for additional information, facility tours or management meetings, requests to expand the term “Representatives” as it relates to such party and all discussions or questions regarding procedures with respect to a possible transaction between the parties, will be submitted or directed only to the other’s party designated contacts specified on Annex 1 hereto, provided that from time to time, either party may advise the other in writing of a different contact person or persons. Yodel agrees that, without the prior written consent of Sonata, Yodel will not, directly or indirectly, initiate any contact, or otherwise communicate, with any person (other than Sonata’s designated contacts specified on Annex 1 hereto) who Yodel knows is an officer, employee, agent, supplier, licensor, licensee or collaborator or other business partner of Sonata, except for communications unrelated to a possible transaction between the parties.

In consideration of the Evaluation Material being furnished to it, Yodel hereby agrees that, for a period of one year from the date hereof, Yodel will not, directly or indirectly, solicit to employ or hire (a) any of the executive officers of Sonata or (b) any other employees of Sonata with whom it has had contact during the period of its negotiation or evaluation of a possible transaction between the parties hereto (other than through an employee census), so long as they are employed by Sonata (the individuals described in the foregoing clauses (a) and (b), “Restricted Individuals”); provided; however, that the foregoing shall not prohibit Yodel or any of its Representatives from: (i) soliciting employees through general job advertisements or similar notices that are not directed at Restricted Individuals (or from hiring those who respond); (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf, or soliciting the employment of or hiring any employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target Restricted Individuals; (iii) soliciting or hiring any employee that is no longer employed by Sonata as of Yodel’s initial contact with such employee; or (iv) soliciting or hiring any employee who contacts Yodel on his or her own initiative without prior solicitation by Yodel.

In consideration of Evaluation Material being furnished to it by Sonata, Yodel hereby agrees that, for a period of one year from the date hereof (the “Standstill Period”), unless Yodel shall have been specifically invited in advance in writing by the board of directors of Sonata or an authorized committee thereof, neither Yodel nor any of its controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in: (i) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities of Sonata (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities measured by the price or value of any securities of Sonata, including any Derivative Securities of Sonata), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of Yodel) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the 1934 Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security of Sonata or otherwise; (ii) any tender or exchange offer, merger, consolidation, business combination involving Sonata or acquisition or disposition of a material portion of the assets of Sonata; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to a material portion of the assets of Sonata; or (iv) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the 1934 Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the 1934 Act), or initiate, propose, encourage or otherwise solicit stockholders of Sonata for the approval of any stockholder proposals with respect to Sonata or seek to advise or influence any person or entity with respect to the voting of any voting securities of Sonata; (b) form, join or in any way participate in a “group” (as such term is used in Rule 13d-5(b)(1) of the 1934 Act) with respect to the common stock or any other voting securities of Sonata or any securities convertible into common stock or any other voting securities of Sonata or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek to control the management, board of directors or policies of Sonata or to obtain representation on the board of directors of Sonata; (d) take any action which would reasonably be expected to result in Sonata being obligated to make a public announcement regarding any of the types of matters set forth in this paragraph; (e) enter into any discussions, arrangements, understandings or contracts with any third party with respect to any of the foregoing; (f) publicly disclose any intention, plan or arrangement regarding any of the matters referred to in this paragraph; or (g) publicly request Sonata to amend or waive any provision of this paragraph (including this clause (g)).

Notwithstanding anything to the contrary contained in this letter agreement: (a) Yodel shall be permitted to (i) make proposals to the chairman of the board of directors or chief executive officer of Sonata on a confidential, nonpublic basis for a proposed transaction between the parties, so long as Yodel reasonably believes in good faith, based on the advice of its counsel, that neither it nor Sonata would reasonably be expected to be required by applicable law to disclose publicly any such proposal taking into account Sonata’s circumstances at the time to the extent known to Yodel (and, for the avoidance of doubt, such private discussions may include proposed activities and/or arrangements that would otherwise be prohibited under this letter agreement (including, confidential private proposals requesting Yodel’s chief executive officer, directly or indirectly, to amend or waive any provision of this letter agreement)); (ii) acquire “beneficial ownership” of less than an aggregate of 5% of the outstanding securities of Sonata; (iii) make passive investments by a pension or employee benefit plan or trust for Yodel (or its affiliates’) employees so long as such investments (including trading) are directed by independent trustees or administrators who have not received and do not have access to Sonata’s Evaluation Material and such investments do not require Yodel or its affiliates to file a Schedule 13D or 13G with the U.S. Securities and Exchange Commission with respect to Sonata’s securities; and (b) the restrictions as set forth in the preceding paragraph shall automatically terminate and be of no further force or effect, without any action on the part of either party, if (and at such time as) either (i) Sonata enters into, or publicly announces an intention to enter into, a definitive written agreement with any person (other than Yodel or its controlled affiliates) to consummate a transaction involving the acquisition of more than thirty percent (30%) of the voting power of Sonata’s outstanding equity securities or a majority of the consolidated assets of Sonata and its subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), (ii) a tender or exchange offer for thirty percent (30%) or more of the equity securities of Sonata is commenced and remains pending by any person other than Yodel or its controlled affiliates and, within ten business days after the commencement of such tender or exchange offer, the board of directors of Sonata has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of Sonata not tender any equity securities of Sonata into such tender or exchange offer, or (iii) the board of directors of Sonata publicly announces its intention to engage in a formal process that is intended to result in a transaction, which, if consummated, would constitute a transaction described in the foregoing clause (i) or clause (ii). For the avoidance of doubt, upon the expiration or termination of the Standstill Period, nothing in this letter agreement shall prohibit Yodel from taking any actions previously prohibited by the immediately preceding paragraph.

Each party acknowledges and agrees that they are aware (and that their respective Representatives are aware or, prior to receipt of any Evaluation Material or Transaction Information, such party will advise its Representatives) that (a) the Evaluation Material or Transaction Information being furnished hereunder may contain material, non-public information regarding the applicable Disclosing Party and (b) the United States securities laws prohibit any persons who have material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

Each party understands and agrees that no contract or agreement providing for any transaction involving the other party shall be deemed to exist unless and until a final definitive agreement has been executed and delivered by both parties. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. Each party acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals with regard to a transaction between the parties, and both parties reserve the right to terminate discussions and negotiations at any time for any or no reason, and any such determination or decision shall not be subject to legal challenge. Each party further understands that (a) the other party and its Representatives shall be free to conduct any process for a transaction involving such other party, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice); (b) any procedures relating to such process or transaction may be changed at any time without notice; and (c) it shall not have any claims whatsoever against the other party, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any transaction involving such other party (other than those as against the parties to a final definitive agreement between the parties in accordance with the terms thereof) nor, unless a final definitive agreement is entered into by the parties, against any third party with whom a transaction involving such other party is entered into.

For the purposes of this letter agreement, the term “definitive agreement” shall not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance by either party of any offer or bid on the other party’s part.

The parties acknowledge and agree that money damages may not be a sufficient remedy for any breach of this letter agreement by either party or any of such party’s Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Neither party may assign its rights or obligations under this letter agreement to any person or entity without the prior written consent of the other party, except that either party may assign its rights under this letter agreement to any acquiror of all or a majority of its stock or assets. Subject to the foregoing, this letter agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

The letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes in their entirety any and all prior or contemporaneous understandings or agreements between the parties regarding such subject matter (including, without limitation, the Confidentiality Agreement, dated as of February 23, 2022, between the parties), all of which shall cease to be of any further force or effect. No provision in this letter agreement can be waived, modified or amended except by the written agreement of the parties, which written agreement shall specifically refer to the provision being waived, modified or amended and explicitly effectuate such waiver, modification or amendment. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof (or any modification or waiver in any particular circumstance) preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

Except as otherwise expressly provided herein, the provisions of this letter agreement shall expire on the second anniversary; provided that no expiration of this letter agreement shall relieve either party of any liability for any breach of this letter agreement occurring prior to such expiration. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this letter agreement.

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Please confirm Yodel’s agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Yodel and Sonata.

Very truly yours,

AKOUOS, INC.

By:	/s/ Karoline Shair
Name: Karoline Shair Title: Chief Legal Officer

Accepted and agreed as of the date first written above:

ELI LILLY AND COMPANY

By:	/s/ Travis A. Coy
Name: Travis A. Coy
Title: Head of Transactions and M&A

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